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As filed with the Securities and Exchange Commission on May 24, 2001

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BEMIS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Missouri (State of incorporation)	43-0178130 (I.R.S. Employer Identification No.)

222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402
(Address of Principal Executive Offices)

BEMIS COMPANY 2001 STOCK INCENTIVE PLAN
(Full title of the plan)

Scott W. Johnson
Vice President, General Counsel and Secretary
Bemis Company, Inc.
222 South Ninth Street, Suite 2300
Minneapolis, Minnesota 55402
(Name and address of agent for service)

(612) 376-3000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $.10 per share	2,500,000 shares	$38.91	$97,275,000	$24,318.75

(1)
In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement includes an indeterminate number of additional shares as may be issuable as a result of anti-dilution provisions described herein.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 on the basis of the average between the high and low reported sales prices per share of the registrant's common stock on May 22, 2001, as reported on the New York Stock Exchange Consolidated Transactions Composite Tape.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. The following documents, which we have filed with the SEC pursuant to the Securities and Exchange Act of 1934 (File No. 1-5277), are incorporated by reference in this registration statement:

  (i)
  Our annual report on Form 10-K for the fiscal year ended December 31, 2000;

  (ii)
  Our quarterly report on Form 10-Q for the quarter ending March 31, 2001; and

  (iii)
  The description of our common stock contained in our registration statement in Form 8-A, dated August 4, 1989 (File No. 1-5277).

    All documents that we have subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 5. Interests of Named Experts and Counsel.

    The legality of the issuance of the common stock offered pursuant to this registration statement was opined by Scott W. Johnson, Senior Vice President and General Counsel of Bemis Company, Inc. As of May 24, 2001, Mr. Johnson owns 47,787 shares of common stock, has options to purchase 112,766 additional shares of common stock, and has restricted stock awards totaling 57,456 shares.

Item 6. Indemnification of Directors and Officers.

    Article V of our By-Laws provides that we shall indemnify each person who is or was one of our or our subsidiaries' directors, officers, or employees against any and all liability and reasonable expense that may be incurred by such person in connection with or resulting from any claim, suit or proceedings in which such person may become involved as a party or otherwise, by reason of being or having been one of our or our subsidiaries' directors, officers, or employees or by reason of any past or future action taken or not taken in such person's capacity as one of our or our subsidiaries' directors, officers, or employees, provided that such person acted in good faith and in a manner reasonably believed to be in our or our subsidiaries' best interests, and, in addition, in any criminal action or proceedings, had no reasonable cause to believe that such person's conduct was unlawful.

    We also maintain a director and officer insurance policy which insures us and our directors and officers against damages, judgments, settlements and costs incurred by reason of certain acts of such persons in their capacities as directors and officers.

Item 8. Exhibits.

Exhibit	Description	Form of Filing
4.1	Restated Articles of Incorporation of Bemis, as amended	(1)
4.2	By-Laws of Bemis, as amended through July 7, 1992	(2)
4.3	Amendment to the By-Laws of Bemis dated October 29, 1998	(3)
4.4	Rights Agreement, dated as of July 29, 1999, between Bemis and Wells Fargo Bank Minnesota National Association (formerly known as Norwest Bank Minnesota National Association)	(4)
4.5	Form of Indenture dated as of June 15, 1995, between Bemis and U.S. Bank Trust National Association (formerly known as First Trust National Association), as Trustee	(5)
5.1	Opinion Regarding Legality	Filed with this Registration Statement
23.1	Consent of PricewaterhouseCoopers, Independent Certified Public Accountants	Filed with this Registration Statement
24.1	Power of Attorney	Filed with this Registration Statement
99.1	Bemis Company, Inc. 2001 Stock Incentive Plan.	(6)

(1)
Incorporated by reference to our definitive proxy statement filed with the Securities and Exchange Commission on March 18, 1997 (File No. 1-5277).

(2)
Incorporated by reference to our annual report on Form 10-K/A for the year ended December 31, 1994 (File No. 1-5277).

(3)
Incorporated by reference to our annual report on Form 10-K for the year ended December 31, 1998 (File No. 1-5277).

(4)
Incorporated by reference to Exhibit 1 to our registration statement on Form 8-A filed on August 4, 1999 (File No. 1-5277).

(5)
Incorporated by reference to our current report on Form 8-K dated June 30, 1995 (File No. 1-5277).

(6)
Incorporated by reference to our definitive proxy statement filed with the Securities and Exchange Commission on March 19, 2001 (File No. 1-5277).

Item 9. Undertakings.

    (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold a t the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on May 3, 2001.

BEMIS COMPANY, INC.
By	/s/ SCOTT W. JOHNSON Scott W. Johnson Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin R. Field, III, Scott W. Johnson, Eugene H. Seashore, Jr., and Gene C. Wulf and each or any one of them, his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

/s/ JEFFREY H. CURLER Jeffrey H. Curler	President, Chief Executive Officer (Principal Executive Officer) and Director
/s/ BENJAMIN R. FIELD, III Benjamin R. Field, III	Senior Vice President, Chief Financial Officer, and Treasurer (Principal Financial Officer)
/s/ GENE C. WULF Gene C. Wulf	Vice President and Controller (Principal Accounting Officer)
/s/ JOHN H. ROE John H. Roe	Chairman of the Board of Directors
/s/ JOHN G. BOLLINGER John G. Bollinger	Director

/s/ WILLIAM J. BOLTON William J. Bolton	Director
/s/ WINSLOW H. BUXTON Winslow H. Buxton	Director
/s/ LORING W. KNOBLAUCH Loring W. Knoblauch	Director
/s/ NANCY PARSONS MCDONALD Nancy Parsons McDonald	Director
/s/ ROGER D. O'SHAUGHNESSY Roger D. O'Shaughnessy	Director
/s/ EDWARD N. PERRY Edward N. Perry	Director
/s/ C. ANGUS WURTELE C. Angus Wurtele	Director

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY